UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

Adicet Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38359	81-3305277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street, Floor 6 Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 503-9095

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACET	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On January 28, 2022, Regeneron Pharmaceuticals, Inc. (“Regeneron”) exercised its option (the “Option”) to license the exclusive, worldwide rights to ADI-002, an allogeneic gamma delta chimeric antigen receptor (CAR) T cell therapy directed against Glypican-3 (the “Target”), pursuant to the License and Collaboration Agreement, dated as of July 29, 2016, as amended on April 4, 2019 (the “Agreement”), entered into by and between Adicet Therapeutics, Inc., a wholly-owned subsidiary of Adicet Bio, Inc. (together with its subsidiary, the “Company”), and Regeneron.

The Agreement was entered into when the Company was an early-stage, privately-held company. The Company received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Agreement in 2016 and an aggregate of $20.0 million of additional payments for research funding received from Regeneron prior to exercise of the Option. Pursuant to the April 2019 amendment to the Agreement, Regeneron also purchased approximately $10.0 million of Adicet Therapeutics, Inc.’s Series B redeemable convertible preferred stock in a private placement transaction in July 2019. Under the target selection mechanism in the Agreement, the Company shall have the right to develop and commercialize immune cell products (“ICPs”) for the next collaboration target, if any, to come out of the research program with Regeneron. The exclusivity provisions of the Agreement limiting the Company’s right to research, develop, manufacture, or commercialize ICPs expired in July 2021. Regeneron holds no rights to the Company’s wholly-owned preclinical pipeline initiated following the expiration of these exclusivity provisions under the Agreement.

In conjunction with the exercise of the Option, Regeneron paid an exercise fee of $20.0 million to the Company on January 28, 2022. The Company has received $75.0 million in total cumulative payments to date from Regeneron under the Agreement. Pursuant to the Agreement, upon Regeneron’s exercise of the Option, the Company has a specified period of time to elect to co-fund ADI-002’s future development costs, and to participate in any potential profits with Regeneron up to a specified co-funding percentage in various geographic regions, including on a worldwide basis (the “Co-Funding Option”). If the Company does not exercise the Co-Funding Option, Regeneron is responsible, at its sole cost, for all development, manufacturing and commercialization of ADI-002 and must pay the Company high single digit royalties as a percentage of any net sales of ADI-002 for a period commencing on the first commercial sale until the longer of (i) the expiration or invalidity of the licensed patent rights or (ii) a low pre-teen double digit amount of years from first commercial sale. The Company has not exercised the Co-Funding Option at this time.

Forward-Looking Statements

The disclosure under this Item 8.01 contains "forward-looking statements" of the Company within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to the development of ADI-002 and the potential benefits resulting from the Company’s Agreement with Regeneron. Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Company’s business, including with respect to disruptions to preclinical and clinical trials, business operations, and ability to raise additional capital; the Company’s ability to execute on its strategy; that positive results from a preclinical study may not necessarily be predictive of the results of future or ongoing preclinical and clinical studies; future studies may fail to demonstrate adequate safety and efficacy of our product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration (FDA) and comparable foreign regulatory authorities are lengthy, time consuming, and inherently unpredictable; and regulatory developments in the United States and foreign countries. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in the Company’s most recent annual report on Form 10-K and its periodic reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the SEC. All disclosure under this Item 8.01 is as of the date of this Form 8-K, and Adicet undertakes no duty to update this information unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADICET BIO, INC.

Date: February 3, 2022	By:	/s/ Nick Harvey
	Name:	Nick Harvey
	Title:	Chief Financial Officer